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                                                                   EXHIBIT 4-A-1





                         AMENDMENT TO RIGHTS AGREEMENT

        AMENDMENT, dated as of July 12, 1989, to the Rights Agreement dated as of January 17, 1986 (the "Rights Agreement"), among Hartmarx Corporation, a Delaware corporation (the "Company"), The First National Bank of Chicago, a national banking association, and First Chicago Trust Company of New York, a New York corporation (the "Co-Rights Agents").

        WHEREAS, the Company and The First National Bank of Chicago, as Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

        WHEREAS, the Company and the Co-Rights Agents desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement;

        NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

        1. Section 1(a) of the Rights Agreement is amended to change the reference to "20%" therein to "15%".

        2. Section 1(c) of the Rights Agreement is amended to add at the end of said section the following:
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    "; provided, however, that nothing in this paragraph (c) shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition."

        3. Section 1(1) of the Rights Agreement is amended to delete therefrom the reference to "(A), (B) or (C)".

        4. Section 3(a)(ii) of the Rights Agreement is amended to delete therefrom the word "day" and substitute therefor the phrase "Business Day (or such later date as may be determined by the Company's Board of Directors)" and to delete therefrom the phrase "the Beneficial Owner of 30% or more of the shares of Common Stock then outstanding" and substitute therefor the words "an Acquiring Person".

        5. Section 3(c) of the Rights Agreement is amended to add to the legend set forth therein immediately following the words "dated as of January 17, 1986" the phrase ", as amended".

        6. Section 7(c) of the Rights Agreement is amended to add to the first sentence thereof immediately following the words "Purchase Price" the parenthetical clause "(as such amount may be reduced pursuant to Sec-

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tion 11(a)(iii) hereof)" and to add at the end of said section:

    "The Company reserves the right to require, prior to the occurrence of an event described in Section 11(a)(ii) or Section 13(a), that, upon any exercise of Rights, a minimum number of Rights be exercised so that only whole shares of Preferred Stock will be issued."

        7. Section 11(a)(ii) of the Rights Agreement is amended to read in its entirety as follows:

    "In the event any Person (other than any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become an Acquiring Person, unless the event causing such Person to become an Acquiring Person is a transaction set forth in Section 13(a) hereof, or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person, after receiving advice from one or more investment banking firms, to be (a) at a price which is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold or an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders, then presumably following five (5) days after the date of the occurrence of an event described in this Section 11(a)(ii), proper provision shall be made so that each

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holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of shares of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of an event set forth in this Section 11(a)(ii) and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such first occurrence (such number of shares, the "Adjustment Shares")."

        8. Section 11(a)(iii) of the Rights Agreement is amended to read in its entirety as follows:

    "In the event that the number of shares of Common Stock which is authorized by the Company's Restated Certificate of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights is not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this Section 11(a), the Company shall: (A) determine the excess of (1) the value of the Adjustment Shares issuable upon the exercise of a Right (the "Current Value") over (2) the Purchase Price (such excess, the "Spread"), and (B) with respect to each Right, make adequate provision to substitute for the Adjustment Shares, upon payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Common Stock or other equity securities of the Company (including, without limitation, shares, or units of shares, of preferred stock which the Board of Directors of the Company has deemed to have the same value as shares of Common Stock (such shares of preferred stock referred to herein as "common stock equivalents")),
    (4) debt securities of the Company, (5) other as-

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    sets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value, where such aggregate value has been determined by the Board of Directors of the Company based upon the advice of a nationally recognized investment banking firm selected by the Board of Directors of the Company; provided, however, if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the later of (x) the first occurrence of an event described in Section 11(a)(ii) and (y) the date on which the Company's right of redemption pursuant to Section 23(a) expires (the later of (x) and (y) being referred to herein as the "Section 11(a)(ii) Trigger Date"), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, shares of Common Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. If the Board of Directors of the Company shall determine in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, the thirty (30) day period set forth above may be extended to the extent necessary, but not more than ninety (90) days after the
    Section 11(a)(ii) Trigger Date, in order that the Company may seek stockholder approval for the authorization of such additional shares (such period, as it may be extended, referred to herein as the "Substitution Period"). To the extent that the Company determines that some action need be taken pursuant to the first and/or second sentences of this Section 11(a)(iii), the Company (x) shall provide, subject to
    Section 7(e) hereof, that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any

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    such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this Section 11(a)(iii), the value of the Common Stock shall be the current market price (as determined pursuant to Section 11(d) hereof) per share of the Common Stock on the
    Section 11(a)(ii) Trigger Date and the value of any "common stock equivalent" shall be deemed to have the same value as the Common Stock on such date."

        9. Section 11(n) of the Rights Agreement is amended to read in its entirety as follows:

    "The Company covenants and agrees that it shall not, at any time after the Distribution Date, (i) consolidate with any other Person (other than a subsidiary of the Company in a transaction which complies with Section 11(o) hereof), (ii) merge with or into any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o) hereof), or (iii) sell or transfer (or permit any Subsidiary to sell or transfer), in one transaction, or a series of related transactions, assets, earning power or cash flow aggregating more than 50% of the assets, earning power or cash flow of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with Section 11(o) hereof, if (x) at the time of or immediately after such consolidation, merger or sale there are any rights, warrants or other instruments or securities outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights or (y) prior to, simultaneously with or immediately after such consolidation, merger or sale, the shareholders of the Person who constitutes, or would constitute, the "Principal Party" for purposes of Section 13(a) hereof shall have received a distribution of

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    Rights previously owned by such Person or any of its Affiliates and
    Associates."

        10. Section 13 of the Rights Agreement is amended as follows:

                (a) to add immediately following the word "Person" in subsections (a)(x) and (a)(y) thereof and to substitute for the parenthetical clause "(other than the Company or any Subsidiary of the Company)" in subsection
(a)(z) thereof, the parenthetical clause "(other than a Subsidiary of the Company in a transaction which complies with Section 11(o) hereof)";

                (b) to add to subsection (a)(z) thereof immediately following the words "assets or earning power" each time they appear therein, the words "or cash flow";

                (c) to add to the first sentence of subsection (a) thereof immediately following the words "then, and in each case" the parenthetical clause "(except as may be contemplated by Section 13(d) hereof)";

                (d) to delete the reference in subsection (a) thereof to "Section 11(a)(ii)(A), (B) or (C) hereof" and to substitute therefor the phrase "Section 11(a)(ii) hereof";

                (e) to delete from subsection (a) thereof the word "and" immediately following the reference to

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"(iv)" therein and to add at the end of said subsection the phrase "; and (v)
the provisions of Section 11(a)(ii) hereof shall be of no effect following the first occurrence of any event described in this Section 13(a)";

                (f) to add at the end of subsection (b) thereof the following:

    "If, for any reason, the Rights cannot be exercised for Common Stock of the Company or such Principal Party, then a holder of Rights will have the right to exchange his Rights for cash from the Company or such Principal Party in an amount equal to the number of shares of such Common Stock he would otherwise be entitled to purchase times 50% of the then current market price, as determined pursuant to this Section 11(d)(i), of such stock of such Principal Party or the Company. If, for any reason, including, without limitation, if such Principal Party is an individual, private partnership or private company, the foregoing formulation cannot be applied to determine the cash amount into which the Rights are exchangeable, then the Board of Directors of the Company, based upon the advice from one or more investment banking firms, shall determine such amount reasonably and with utmost good faith to the holders of Rights. Any such determination shall be binding and final."

               (g) to add at the end thereof following new subsection 13(d):

    "(d) Notwithstanding anything in this Agreement to the contrary, Section 13 shall not be applicable to a transaction described in subparagraphs (x) and
    (y) of Section 13(a) if (i) such transaction is consummated with a Person or Persons who acquired shares of Common Stock pursuant to a tender offer or exchange offer for all outstanding shares of Common Stock which complies with the provisions of Section


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    11(a)(ii) hereof (or a wholly owned subsidiary of any such Person or
    Persons), (ii) the price per share of Common Stock offered in such transaction is not less than the price per share of Common Stock paid to all holders of shares of Common Stock whose shares were purchased pursuant to such tender offer or exchange offer, and (iii) the form of consideration being offered to the remaining holders of shares of Common Stock pursuant to such transaction is the same as the form of consideration paid pursuant to such tender offer or exchange offer. Upon consummation of any such transaction contemplated by this Section 13(d), all Rights hereunder shall expire."

        11. Section 23(a) of the Rights Agreement is amended by inserting at the end of said section the following:

    "The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the "current market price", as defined in Section 11(d) hereof, of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors."

        12. Section 30 of the Rights Agreement is amended by inserting at the end of said section the following:

    "Without limiting the foregoing, if any provision requiring that a determination be made by less than the entire board (or at a time or with the concurrence of a group of directors consisting of less than the entire Board) is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, such determination shall then be made by the Board in accordance with applicable law and the Company's Restated Certificate of Incorporation and By-Laws, as they may be amended from time to time."

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        13. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

        14. The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        15. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

HARTMARX CORPORATION                   THE FIRST NATIONAL BANK OF
                                         CHICAGO, as Co-Rights
                                         Agent


By   /s/ Jerome Dorf                   By   /s/ Laurence A. Woods
  --------------------------             --------------------------
  Name: JEROME DORF                      Name: LAURENCE A. WOODS
  Title: SENIOR VICE PRESIDENT           Title: VICE PRESIDENT
          & CHIEF FINANCIAL OFFICER
                                         FIRST CHICAGO TRUST
                                           COMPANY OF NEW YORK,
                                           as Co-Rights Agent


                                       By   /s/ Laurence A. Woods
                                         --------------------------
                                         Name: LAURENCE A. WOODS
                                         Title: VICE PRESIDENT


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